Exhibit 10.21

RETIREMENT BENEFITS OF
EDWARD M. LIDDY

        Mr. Liddy will receive a pension enhancement payable from a nonqualified pension plan upon termination, retirement, death or change of control. The enhanced pension benefit assumes an additional five years of age and service under the pension formula of Allstate's qualified pension plan through age 61. At age 62 and after, the enhancement is based on the maximum credited service under the pension formula. This enhancement is considered to be a supplemental retirement plan in the event of a change of control.